EXHIBIT 21.1

SUBSIDIARIES OF FISERV, INC.

Name	State (Country) of Incorporation or Organization
BillMatrix Corporation	Delaware
Carreker Corporation	Delaware
CheckFree Corporation	Delaware
CheckFree Services Corporation	Delaware
CheckFree Solutions Limited	United Kingdom
CheckFreePay Corporation	Connecticut
Data-Link Systems, LLC	Wisconsin
Fiserv Automotive Solutions, Inc.	Delaware
Fiserv (Europe) Limited	United Kingdom
Fiserv CIR, Inc.	Delaware
Fiserv PAR, Inc.	Wisconsin
Fiserv Solutions, Inc.	Wisconsin
Information Technology, Inc.	Nebraska
ITI of Nebraska, Inc.	Nebraska
i-Tech Corporation	Montana
USERS Incorporated	Maryland